Exhibit 99.1

MMI Associates, Inc.

7406-H Chapel Hill Road

Raleigh, NC 27607

(919) 233-6600 • (919) 233-0300 (fax)

patty@mmimarketing.com

For Immediate Release                     Contact:  Patty Briguglio    (919) 233-6600

CRESCENT FINANCIAL CORPORATION RECEIVES SHAREHOLDER AND

NORTH CAROLINA REGULATORY APPROVAL TO ACQUIRE

PORT CITY CAPITAL BANK

July 20, 2006. (Cary, North Carolina) Crescent Financial Corporation (Nasdaq Stock Market: CRFN) announced today that it had received the necessary shareholder approval at its annual meeting on July 11, 2006 and that the North Carolina Banking Commission approved its proposed acquisition of Port City Capital Bank, Wilmington, North Carolina. The proposed transaction also has been approved by the shareholders of Port City Capital Bank and the Federal Reserve Board. The transaction awaits the final approval of the Federal Deposit Insurance Corporation which is anticipated to be forthcoming in time to consummate the transaction on August 31, 2006.

Michael G. Carlton, President of Crescent Financial Corporation stated: “We are pleased to have moved along this quickly with the regulatory and shareholder process and look forward to affiliating Port City Capital Bank as a wholly-owned subsidiary by the end of the summer. We are working closely with Port City Capital Bank so that we can bring enhanced products and services to the Wilmington market as soon as we complete the transaction.”

Crescent Financial Corporation is the bank holding company for Crescent State Bank, Cary, North Carolina. At June 30, 2006, Crescent Financial Corporation reported total assets of $470.7 million, total deposits of $369.6 million, total shareholders’ equity of $42.9 million and unaudited earnings for the first six months of 2006 of $1.9 million. Crescent State Bank operates 10 offices in Wake, Lee, Moore and Johnston Counties. At June 30, 2006, Port City Capital Bank had total assets of $169.9 million, total deposits of $155.7 million, total shareholders’ equity of $13.7 million and unaudited earnings of $1.1 million.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.